Exhibit 99.1

AMEREN CORPORATION
AND ITS AFFILIATED CORPORATIONS

AMENDED AND RESTATED
TAX ALLOCATION AGREEMENT

This amended and restated agreement is made effective as of November 21, 2013 by and among Ameren Corporation, a Missouri Corporation, and its affiliated corporations, as identified in Exhibit A hereto (collectively, the "Group"; individually, "member of the Group").

WHEREAS, the members of the Group are affiliated corporations within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, and will join in the annual filing of a consolidated federal income tax return;

WHEREAS, the members of the Group intend to allocate the consolidated income tax liabilities and benefits to each member of the Group in a fair and equitable manner; and

WHEREAS, the members of the Group intend to allocate the liabilities and benefits arising from the Group's annual consolidated income tax returns in compliance with section 1552(a)(l) of the Internal Revenue Code and Title 26, section 1.1502-33(d)(2) of the Code of Federal Regulations;

WHEREAS, Ameren Corporation has entered into that certain transaction agreement by and between Ameren Corporation and Illinois Power Holdings, LLC (“IPH”) dated as of March 14, 2013 (“Transaction Agreement”) pursuant to which it is contemplated that certain Subsidiaries of the Transferred Company (as defined in the Transaction Agreement) will cease to be members of the Group;
WHEREAS, Section 7.7 of the Transaction Agreement provides that anything in any other agreement to the contrary notwithstanding, all liabilities, obligations and rights between any member of the Seller Group (as defined in the Transaction Agreement), on the one hand, and any of the Transferred Company (as defined in the Transaction Agreement) or its Subsidiaries, on the other hand, under any Tax (as defined in the Transaction Agreement) sharing or Tax indemnity agreement in effect prior to the Closing Date (as defined in the Transaction Agreement) (other than the Transaction Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods;
WHEREAS, the Group desires to effectuate Section 7.7 of the Transaction Agreement;
IT IS THEREFORE AGREED, as follows:

Section 1.     Definitions

For purposes of this agreement, the following definitions shall apply:

(a) "Consolidated tax" shall mean the Group's aggregate tax liability for a taxable year as shown on the consolidated federal income tax return.

(b) "Consolidated refund" shall mean the Group's refund for a taxable year as shown on the consolidated federal income tax return.

(c) "Corporate taxable income" or "corporate taxable loss" shall mean the income or loss of a member of the Group for a taxable year, computed as though the member had filed a separate federal income tax return on the same basis as used in the consolidated return, except that:

(1)	Dividend income from other members of the Group shall be disregarded, and

(2) Intercompany transactions that are eliminated in the consolidated return shall be given appropriate treatment.

(d) "Separate return tax" shall mean the federal income tax liability or federal income tax refund, computed with respect to the corporate taxable income or loss of a member of the Group as though the member were not a member of the Group. If the separate return tax is a liability, it shall be referred to as a "positive separate return tax." If the separate return tax is a refund, it shall be referred to as a "negative separate return tax."

(e) A "positive" allocation shall be the obligation to make a payment to the Group. A "negative" allocation shall be the right to receive a payment from the Group.

Section 2.     General Allocation Method

Each taxable year, the members of the Group shall allocate the consolidated tax or consolidated refund in accordance with the following procedures:

(a) A member, to include Ameren Corporation, that would have a positive separate return tax shall receive a positive allocation in an amount equal to such positive separate return tax.

(b)	A member, other than Ameren Corporation, that would have a negative separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax.

(c)
If Ameren Corporation would have a negative separate return tax, then each member having positive separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax multiplied by the member's allocation ratio of the sum of the positive separate return tax.

Section 3.     Special Allocation Rules

(a) Alternative Minimum Tax. In any year in which alternative minimum tax (AMT) is payable by the Group, the consolidated tax shall be separated into two parts: regular tax and AMT.

(1)	Regular tax shall be allocated in accordance with the general allocation method set forth in section 2, above.

(2)	AMT will be allocated to each member of the Group based on the proportion of:

(A) the excess of its separate company tentative minimum tax over its separate company regular tax liability, to

(B) the aggregate of the excesses of such companies' tentative minimum tax amounts over their regular tax liability amounts.

(3)	Each member whose regular tax liability exceeds its tentative minimum tax on a separate company basis shall be excluded from this calculation and shall not be impacted by the Group's AMT liability.

(4) The minimum tax credit shall be allocated to the members of the Group to which the associated AMT was allocated, in proportion to the associated AMT allocated to such members.

(b) Investment Tax Credits; Other Tax Benefits and Material Items Taxed at Different Rates. Any investment tax credits, other tax benefits and material items taxed at rates other than the rate applicable to corporate taxable income shall be allocated directly to the members of the Group giving rise to them.

Section 4.     Maximum Allocation

The tax allocated to any member shall not exceed the separate return tax of such member.

Section 5.     Payments

Each member of the Group is responsible for its own tax liability. Payment of such liability shall be made in accordance with the following procedure:

(a)	A member of the Group with a net positive allocation shall pay Ameren Corporation the net amount allocated.

(b)	A subsidiary member of the Group with a net negative allocation shall receive payment from Ameren Corporation in the amount of the net negative allocation.

(c) Ameren Corporation shall pay to the Internal Revenue Service the Group's net current federal income tax liability from the net of the receipts and payments to and from members of the Group.

(d) Ameren Corporation shall make any calculations on behalf of the members of the Group necessary to comply with the estimated tax provisions of IRC section 6655. Based on such calculations, Ameren Corporation shall charge the members appropriate amounts at intervals consistent with the dates in that section.

(e) If the Group has a consolidated net operating loss ("NOL") for a taxable year (the "loss year") and the NOL cannot be used in full by being carried back to a prior taxable year, the unused portion of the NOL shall be allocated (as negative allocations) to the members of the Group having negative allocations for the loss year in proportion to the relative magnitude of such negative allocations for the loss year. Each such member shall carry negative allocation from the loss year forward to the following taxable year and combine it with its allocation for such following taxable year.

(f) A member shall make any payment required by this section within 60 days after receiving notice of such payment from Ameren Corporation. Alternatively, in the case of any second tier subsidiary (any company that is wholly-owned by a signatory to this agreement), the parent of such second-tier subsidiary may make the payment required by the preceding sentence for itself and all of its second-tier subsidiaries within the 60-day period, with the second-tier subsidiaries to compensate such parent within a reasonable time thereafter.

Section 6.     Adjustments to Tax Liability Shown on Returns

(a) In the event that the consolidated tax or consolidated refund is subsequently adjusted by the Internal Revenue Service or by a court decision, the consolidated tax, consolidated refund and separate return tax shall be adjusted accordingly consistent with the methodology set forth previously in this agreement. Any prior payments among the members of the Group shall be adjusted to conform to the change.

(b) If any interest is paid or received as a result of an adjustment to consolidated tax or consolidated refund, it will be allocated to the parties in the proportion that each member's change in separate tax in each affected year bears to the change in consolidated tax or consolidated refund.

(c) Any penalty shall be paid by the member of the Group that is responsible for the penalty. If the party at fault cannot be determined, the penalty shall be allocated in the same manner as if it were additional tax.

Section 7.     State Income Taxes

(a) Any state income tax liability (including liability for interest or penalties) associated with the filing of a separate state income tax return by a member of the Group shall be allocated to and paid directly by such member.

(b) Any state income tax liability (including liability for interest or penalties) associated with the filing of a consolidated, unitary, or combined state return shall be allocated to the members of the Group participating in the returns following the procedures set forth above for federal income tax liabilities.

(c) Because certain states utilize a unitary method, the Group's aggregate income tax liability to a state may exceed the sum of the members' separate return income tax liabilities to the state. Notwithstanding section 4 of this agreement, if this occurs, the excess of the Group's aggregate liability to such state over the sum of the members' separate return liabilities for such state shall be allocated to the member or members whose operations caused the Group to be taxed by the state, following the procedures set forth above for federal income tax liabilities. Conversely, the sum of the members' separate return liabilities may exceed the Group's aggregate liability to a state. If this occurs, the excess of the sum of the members' separate return liabilities for such state over the Group's aggregate liability to such state shall be allocated to the member or members whose operations caused the excess, following the procedures set forth above for federal income tax liabilities.

Section 8.     New Affiliates

The members of the Group will cause any corporation which becomes an affiliated corporation within the meaning of IRC section 1504 to join in this agreement.

Section 9.	Acknowledgement of The Joining of Affiliates Under Prior Tax Allocation Agreement.

The parties to this agreement expressly agree and acknowledge that all entities that became members of the Group on or after September 30, 2004 have been treated as though they had joined in the Ameren Corporation and Its Affiliated Corporations Amended and Restated Tax Allocation Agreement dated as of September 30, 2004 and that it has been, and remains, the intent of the parties to this agreement that all such entities be so treated.

Section 10.     Amendment

This agreement may be amended from time to time by agreement amongst the parties to this Agreement.

Section 11.      Effectuation of Section 7.7 of the Transaction Agreement

If all of the equity interests of New AER (as defined in the Transaction Agreement) are transferred to IPH pursuant to the Transaction Agreement, then anything in this agreement or any other agreement to the contrary notwithstanding, all liabilities, obligations and rights between any member of the Seller Group (as defined in the Transaction Agreement), on the one hand, and any of the Transferred Company (as defined in the Transaction Agreement) or its Subsidiaries, on the other hand, under any Tax (as defined in the Transaction Agreement) sharing or Tax indemnity agreement as in effect prior to the Closing Date (as defined in the Transaction Agreement) (other than the Transaction Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods. Nothing in the preceding sentence shall be construed to alter the allocation of income tax for any period prior to the Closing Date to any subsidiary member or former subsidiary member of the Group.
Section 12.     Cooperation of Members

Each member shall execute and file such consent, elections and other documents that may be required or appropriate for the proper filing of consolidated income tax returns and for the allocations provided by this agreement.

Section 13.     Counterparts

This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution or delivery by telefax, email or other electronic means of a signature page shall be binding upon any party so confirming or delivering.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

The above procedures for allocating the consolidated income tax liability of the Group have been agreed to by each of the below listed members of the Group, as evidenced by the signature of an officer of each member.

Ameren Corporation	by: /s/ Gregory L. Nelson Name: Gregory L. Nelson Title: Senior Vice President, General Counsel & Secretary

Ameren Development Company	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

Ameren Energy Resources Company, LLC	by: /s/ Christopher A. Iselin Name: Christopher A. Iselin Title: Senior Vice President

Ameren Energy Fuels & Services Company	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

Ameren Energy Generating Company	by: /s/ Christopher A. Iselin Name: Christopher A. Iselin Title: Senior Vice President

Coffeen and Western Railroad Company	by: /s/ James A. Sobule Name: James A. Sobule Title: Assistant Secretary

Ameren Energy Marketing Company	by: /s/ Shawn E. Schukar Name: Shawn E. Schukar Title: Senior Vice President

Ameren Services Company	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

AmerenEnergy Resources Generating Company	by: /s/ Christopher A. Iselin Name: Christopher A. Iselin Title: Senior Vice President

Missouri Central Railroad Company	by: /s/ Kendall D. Coyne Name: Kendall D. Coyne Title: Vice President

[Signature Page to Amended and Restated Tax Allocation Agreement]

Union Electric Company	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

Ameren Illinois Company	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

Ameren Transmission Company of Illinois	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

Electric Energy, Inc.	by: /s/ David R. Rambo Name: David R. Rambo Title: Secretary & Treasurer

Met-South, Inc.	by: /s/ John S. Rendleman Name: John S. Rendleman Title: President

Midwest Electric Power, Inc.	by: /s/ David R. Rambo Name: David R. Rambo Title: Treasurer

Joppa & Eastern Railroad Company	by: /s/ David R. Rambo Name: David R. Rambo Title: Treasurer

QST Enterprises Inc.	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

Energy Risk Assurance Company	by: /s/ Mark E. Blair Name: Mark E. Blair Title: President

CIPSCO Leasing Company	by: /s/ Bruce A. Steinke Name: Bruce A. Steinke Title: Senior Vice President, Finance & Chief Accounting Officer

[Signature Page to Amended and Restated Tax Allocation Agreement]

EXHIBIT A

Ameren Corporation
Ameren Development Company
Ameren Energy Resources Company, LLC
Ameren Energy Fuels and Services Company Ameren Energy Generating Company
Coffeen and Western Railroad Company
Ameren Energy Marketing Company Ameren Services Company
AmerenEnergy Resources Generating Company
Missouri Central Railroad Company
Union Electric Company
Ameren Illinois Company
Ameren Transmission Company of Illinois
Electric Energy, Inc.
Met-South, Inc.
Midwest Electric Power, Inc.
Joppa & Eastern Railroad Company
QST Enterprises Inc.
Energy Risk Assurance Company
CIPSCO Leasing Company

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